Exhibit 99.3

AES ABSTRACT

Patient and caregiver preference for route of administration of a benzodiazepine for control of increased seizure activity in stable patients

Rationale:  Patients with epilepsy on stable treatment regimens requiring intermittent use of a benzodiazepine as a rescue medication to control bouts of increased seizure activity may soon have access to diazepam or other benzodiazepines delivered through new routes of administration, such oral dissolving film or nasal spray.  However, little is known regarding caregiver and patient preference for routes of administration other than the currently approved diazepam rescue medication that is administered as a rectal gel.

Methods:  29 seizure patients and caregivers prescribed intermittent use of diazepam to control bouts of increased seizure activity participated in an online survey.  All participants completed a prescreen to insure they met the qualifications.   Respondents were asked to identify a preference for route of administration, initially without administration instructions, and then again after reviewing instructions for administration of each product.

Results: These results represent an interim analysis of 29 respondents engaged in an on-going 60 patient survey.  Of the 29 responders (15 patients and 14 caregivers) surveyed, all respondents reported 5 or more breakthrough seizures in the past 12 months and 55% had used diazepam to control episodes of seizure activity.  The majority of patients (80%) and caregivers (71%) initially preferred an oral dissolving film formulation to a nasal spray formulation.  Following a review of instructions for administration of each medication, 87% of patients and 86% of caregivers indicated a preference for oral dissolving film over nasal spray.

When selecting a rescue seizure medication, the most important factors identified by caregivers were effectiveness (93%) followed by immediacy of effect (71%) and ease of use (71%). Patients identified tolerability (60%), effectiveness (47%) and immediacy of effect (47%) as most important.

Overall, effectiveness (41%) and immediacy of effect (31%) were cited as the two most important considerations when choosing a route of delivery.  The amount of time to access, prepare, and administer the medication should ideally be either less than one minute (52% of respondents) or 2-5 minutes (41% of respondents).

Conclusion:   Most patients and caregivers chose an oral dissolving film over a nasal spray as their preferred route of administration for a benzodiazepine to control bouts of increased seizure activity based on perceived effectiveness, tolerability, and immediacy, and this preference became even more pronounced after they became more familiar with product administration.

Funding:  This survey was funded by Aquestive Therapeutics

Ayanna A. Santos, PharmD
TVP Management, LLC
Succasunna, NJ

Gary Slatko, MD
Chief Medical Officer
Aquestive Therapeutics
Warren, NJ

Supporting graphics

Table A
Respondent Demographics

REGION	RESPONDENTS
WEST: AK, CA, CO, HI, ID, MT, NV, OR, UT, WA, WY	6
SOUTHWEST: AZ, NM, OK,TX	4
MIDWEST: IA, IN, IL, KS, MI, MN, MS, NE, OH, ND, SD, WI, MO	6
SOUTHEAST: AL, AR, FL, GA, NC, LA, MS, KY, TN, WV, VA	6
NORTHEAST: CT, DE, ME, MD, MA, NJ, NY, PA, RI, VT, NH	7

Patient Breakthrough Seizures (past 12 months)		
	PATIENTS	CAREGIVERS
≥ 5	11	7
6 - 25	3	4
> 25	1	3

	PATIENTS		CAREGIVERS	
Gender	Male	Female	Male	Female
	5	*10*	*7*	*7*
Patient Age	18-39	40-65	2-20	21-65
	9	*6*	*7*	*7*

Avg. # of Breakthrough Seizures (past 12 months)	
PATIENTS	CAREGIVERS
9	27

SOURCE: Aquestive Patient / Caregiver Rescue Seizure Medication Preference Study, 2019